HRG Group, Inc. Reports First Quarter Results
Achieves Consolidated Operating Income Growth of 17.9% Over the First Quarter of 2016

NEW YORK, February 7, 2017 -- HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG), a holding company that conducts its operations principally through its operating subsidiaries, today announced its consolidated results for the first quarter of Fiscal 2017 ended on December 31, 2016 (the “Fiscal 2017 Quarter”). The results include HRG’s two segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB) and its subsidiaries; and

•	Insurance, which consists of Front Street Re (Delaware) Ltd. and its subsidiaries (“Front Street”).
“In the first quarter of Fiscal 2017, HRG reported very strong results, highlighted by solid operating income growth at HRG overall driven by another strong performance from the Consumer Products segment, which maintained its momentum from fiscal 2016 and is well positioned for another great year in fiscal 2017. Subsequent to the quarter-end, Spectrum Brands also increased its quarterly dividend by 10.5% to $0.42 per Spectrum Brands share and authorized a new three-year, $500 million common stock repurchase program.” said Omar Asali, President and Chief Executive Officer of HRG.
“With respect to the pending merger between Fidelity & Guaranty Life and Anbang, we are continuing our discussions with Anbang regarding an extension of the outside termination date beyond February 8, 2017,” continued Asali. “We expect that Fidelity & Guaranty Life will make an announcement on or about February 9, 2017 regarding the outcome of those discussions.”
First Quarter Fiscal 2017 Consolidated Highlights:

•
HRG recorded total revenues of $1.19 billion for the Fiscal 2017 Quarter, a decrease of $19.8 million, or 1.6%, as compared to the $1.21 billion recorded in the first quarter of fiscal 2016 (the “Fiscal 2016 Quarter”). The decrease was primarily due to lower net sales from our Consumer Products segment mainly as a result of the effect of foreign exchange rates; lower revenues generated by Salus Capital Partners, LLC (“Salus”) as a result of the continued run-off of the asset-backed loan portfolio; and a decrease in fair value of the funds withheld receivables with third parties in the Insurance segment due to higher interest rates and wider credit spreads.

•
Consolidated operating income of $117.7 million in the Fiscal 2017 Quarter increased $17.9 million as compared to $99.8 million reported in the Fiscal 2016 Quarter. The increase was primarily due to increased profitability in our Consumer Products segment and lower impairments and loan loss provision expense in our Corporate and Other segment.

•	Results reflect a $3.5 million decrease in interest expense relative to the Fiscal 2016 Quarter, which was primarily due to the effect of refinancing activities at Spectrum Brands.

•
HRG recorded a tax expense of $25.4 million, or a 92.7% effective tax rate, in the Fiscal 2017 Quarter compared to a $5.6 million tax benefit, or a (143.6)% effective tax rate, in the Fiscal 2016 Quarter. The increase in tax expense in the Fiscal 2017 Quarter was principally due to higher taxes in our Consumer Products segment, which benefited from the valuation allowance release in the Fiscal 2016 Quarter, coupled with the recognition on tax benefits of a portion of current year losses recognized in our Corporate and Other segment in the Fiscal 2016 Quarter.

•
Net loss from continuing operations attributable to common stockholders was $25.5 million, or $0.13 per common share attributable to controlling interest during the Fiscal 2017 Quarter, as compared to a net loss from continuing operations attributable to common stockholders of $21.8 million, or $0.11 per common share attributable to controlling interest during the Fiscal 2016 Quarter. The increase in loss was primarily due to higher effective income tax rate during the Fiscal 2017 Quarter, partially offset by increased operating income.

•
In the Fiscal 2017 Quarter, HRG received dividends of $16.1 million from its subsidiaries, comprised of $13.0 million from Spectrum Brand and $3.1 million from Fidelity & Guaranty Life (“FGL”; NYSE: FGL), which is reported as discontinued operations.

Important Notes Regarding the Presentation of our Results:
On August 23, 2016, HGI Energy Holdings, LLC (“HGI Energy”), a wholly-owned subsidiary of the Company, completed the sale of its equity interests in Compass Production Partners, LP and its subsidiaries (“Compass”) to a third party. Following the completion of the sale, the Company no longer owns, directly or indirectly, any oil and gas properties. Accordingly, the historical results of Compass are presented as discontinued operations, and the operations of HGI Energy are included in the Corporate and Other segment.
The operations of Salus, Energy & Infrastructure Capital, LLC (“EIC”) and CorAmerica Capital, LLC (“CorAmerica”), each an asset manager subsidiary of the Company, were historically presented in the Asset Management segment. During the fourth quarter of the fiscal year 2016, the Company sold all of its interest in CorAmerica to a third party. In addition, the Company has been winding down the operations of Salus, and during the Fiscal 2016 Quarter, completed the wind down of EIC’s operations. Due to the diminished operations of these businesses, the Company is presenting the operations of Salus, EIC and CorAmerica within the Corporate and Other segment. All historical results have been restated to reflect this change.
Income from discontinued operations, net of tax for the Fiscal 2017 Quarter was $258.8 million and was entirely attributable to FGL. Loss from discontinued operations, net of tax for the Fiscal 2016 Quarter was $2.5 million due to a $35.6 million loss attributable to FGL, partially offset by $33.1 million income related to the operations of Compass which was sold during the fiscal 2016 year. The increase in income of $294.4 million attributable to FGL was driven by a write-up of the carrying value of the assets of business held for sale to fair value less cost to sell of $144.5 million in accordance with US GAAP; the non-recurrence of $90.9 million income tax expense recorded in the Fiscal 2016 Quarter; and an increase in net income attributable to FGL’s operations of $56.7 million.
The $33.1 million in income from discontinued operations, net of tax attributable to Compass in the Fiscal 2016 Quarter was primarily due to a gain on sale of oil and gas properties of $105.6 million, partially offset by a ceiling test impairment of $54.4 million.
Please also see “Certain Other Items” below.
Detail on First Quarter Segment Results:
Consumer Products:
Note: Organic net sales, as described below, is a non-U.S. GAAP measure defined as net sales excluding the effect of changes in foreign currency exchange rates and impact from acquisitions. Adjusted EBITDA-Consumer Products, as described below, is a non-U.S. GAAP measure that excludes interest, income tax expense, certain purchase accounting fair value adjustments, restructuring and related charges, acquisition and integration related charges, depreciation and amortization expenses and stock-based compensation. See “Non-U.S. GAAP Measures” and the reconciliation of Reported Net Sales to Organic Net Sales and Adjusted EBITDA-Consumer Products to the Consumer Product segment’s net income or loss in the tables accompanying this release.
Consumer Products reported consolidated net sales of $1,211.8 million for the Fiscal 2017 Quarter, a decrease of $7.0 million, or 0.6%, as compared to the $1,218.8 million reported in the Fiscal 2016 Quarter. Excluding the impact of $19 million in unfavorable foreign exchange, sales increased $11.8 million, or 1.0%, as compared to the Fiscal 2016 Quarter. Such results were impacted by planned exits of unprofitable businesses and two fewer shipping days. The shipping days impact will largely benefit the fourth quarter of the Consumer Products segment.
Gross profit, representing net Consumer Products sales minus Consumer Products cost of goods sold, increased $9.3 million, or 2.1%, to $450.0 million in the Fiscal 2017 Quarter. The increase was driven by an ongoing shift toward higher margin products. Gross profit margin, representing gross profit as a percentage of Consumer Products net sales, was 37.1% in the Fiscal 2017 Quarter, an increase from 36.2% for the Fiscal 2016 Quarter. The gross profit margin percentage increase was primarily due to strong productivity and improved mix, partially offset by the negative impact of foreign exchange.
Operating income increased $8.5 million, or 6.0%, to $151.0 million in the Fiscal 2017 Quarter, as compared to the $142.5 million reported in the Fiscal 2016 Quarter. The increase is primarily due to higher overall gross profit margins.

Our Consumer Products segment’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA - Consumer Products”) increased by $7.1 million, or 3.4%, to $214.2 million versus the Fiscal 2016 Quarter. The increase was primarily driven by $5.5 million improvements in the hardware and home improvement product line due to increase in net sales, cost improvements and product mix.
After the close of the Fiscal 2017 Quarter, on January 24, 2017, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.42 per share on Spectrum Brands’ common stock, which represents an increase of 10.5% compared to the previous quarterly dividend of $0.38 per share. Over the past three years, the quarterly dividend that Spectrum Brands has paid to its common stockholders has increased 40%.
Also on January 24, 2017, Spectrum Brands announced that its Board of Directors authorized a new three-year, $500 million program to repurchase shares of Spectrum Brands common stock. The common stock repurchase authorization was effective January 24, 2017 and replaces an existing three-year, $300 million common stock repurchase program scheduled to expire in July 2018. The repurchase program may be suspended or discontinued at any time at the discretion of Spectrum Brands.
Insurance:
For the Fiscal 2017 Quarter, the Insurance segment revenues decreased $18.7 million to a loss of $28.7 million from a loss of $10.0 million for the Fiscal 2016 Quarter. The decrease in Insurance segment revenues was primarily driven by a decrease in the fair value of the underlying fixed maturity debt securities included in the funds withheld receivables during the Fiscal 2017 Quarter due to market conditions with increasing risk-free rates and widening credit spreads resulting in generally lower valuations of fixed maturity debt securities coupled with credit impairment losses due to intercompany investments.
The operating loss of $15.4 million for the Fiscal 2017 Quarter reflected a decrease of $15.4 million from the break-even operating income reported for the Fiscal 2016 Quarter driven by lower revenues as discussed above and partially offset by a decrease in benefits and other policy changes reserves mainly due to an increase in the insurance liability discount rate as compared to the Fiscal 2016 Quarter.
Certain Other Items:
HRG Strategic Review Process
As previously disclosed, HRG has initiated a process to explore strategic alternatives with a view to maximizing shareholder value. Strategic alternatives may include, but are not limited to, a merger, sale or other business combination involving the Company and/or its assets. HRG has not set a definitive schedule to complete its review of strategic alternatives and does not intend to provide any further updates until such time as it determines in its sole discretion, as required by law and/or it has entered into definitive documentation with respect to any strategic transaction. There can be no assurance that this process will result in a transaction, or if a transaction is undertaken, as to its terms or timing. In light of the strategic review process, HRG has elected to discontinue hosting quarterly conference calls.
FGL and Anbang Merger
On November 8, 2015, FGL entered into an Agreement and Plan of Merger (as amended, the “FGL Merger Agreement”, and the merger contemplated thereby, the “FGL Merger”) with Anbang Insurance Group Co., Ltd., and its subsidiaries, AB Infinity Holding, Inc. and AB Merger Sub, Inc. On November 3, 2016, the FGL Merger Agreement was amended to extend the outside termination date for the completion of the Merger from November 7, 2016 to February 8, 2017. Accordingly, either party may terminate the FGL Merger Agreement if the closing of the FGL Merger does not occur on or prior to February 8, 2017. As of the date hereof, the parties to the FGL Merger Agreement were in discussions regarding an extension of the outside termination date beyond February 8, 2017. It is expected that FGL will make an announcement on or about February 9, 2017 regarding the outcome of those discussions.
Corporate Financing Activity
On January 13, 2017, subsequent to the end of the fiscal quarter, the Company, through its wholly-owned subsidiaries, entered into a loan (the “2017 Loan”), pursuant to which it may borrow up to an aggregate amount of $150.0 million. The 2017 Loan bears interest at an adjusted International Exchange London Interbank Offered Rate (“LIBOR”), plus

2.35% per annum, payable quarterly. The 2017 Loan matures on July 13, 2018, with an option for early termination by the borrower. As of January 31, 2017, the Company had drawn $50.0 million under the 2017 Loan.
Additional Information:
For more information on HRG’s Consumer Products segment, including information in addition to that included in our reports and public announcements, interested parties should read Spectrum Brands’ announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands’ most recent earnings announcement, which may be accessed at www.spectrumbrands.com.
For more information on FGL, which is reported herein as discontinued operations, including information in addition to that included in our reports and public announcements, interested parties should read FGL’s announcements and public filings with the Securities and Exchange Commission, including FGL’s most recent earnings announcement, which may be accessed at www.fglife.com.
About HRG Group, Inc.
HRG Group, Inc. is a holding company that conducts its operations through its operating subsidiaries. As of December 31, 2016, the Company’s principal operating subsidiaries were: Spectrum Brands, a global branded consumer products company; Fidelity & Guaranty Life, a life insurance and annuity products company; and Front Street, a long-term reinsurance company. HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HRG, visit: www.HRGgroup.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the Company’s review of strategic alternatives and FGL’s merger with Anbang, and any expected or anticipated benefits from the Company’s strategic review process and/or FGL’s merger with Anbang. Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HRG’s management and the management of HRG’s subsidiaries. Factors that could cause actual results, events and developments to differ include, without limitation: that the review of strategic alternatives at HRG will result in a transaction, or if a transaction is undertaken, as to its terms or timing; the ability of HRG’s subsidiaries to close previously announced transactions, including statements regarding the closing of FGL’s merger with Anbang Insurance Group; the ability of HRG’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions; the decision of the boards of HRG’s subsidiaries to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant considerations as determined by the applicable board; HRG’s liquidity, which may be impacted by a variety of factors, including the capital needs of HRG’s subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HRG’s and its subsidiaries’ ability to identify, pursue or complete any suitable future acquisition or disposition opportunities, including realizing such transaction’s expected benefits and the timetable for, completing applicable financial reporting requirements; litigation; potential and contingent liabilities; management’s plans; changes in regulations; taxes; and the risks that may affect the performance of the operating subsidiaries of HRG and those factors listed under the caption “Risk Factors” in HRG’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither HRG nor any of its affiliates undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Non-GAAP Measurements
Management believes that certain non-U.S. GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable U.S. GAAP measures are included herein.
Adjusted EBITDA — Consumer Products
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA - Consumer Products”) is a non-GAAP financial measure used by Spectrum Brands and one of the measures used for determining Spectrum Brands’ debt covenant compliance. We believe that certain financial measures that are not prescribed by generally accepted accounting principles (“GAAP”) provides useful information to investors because it reflects ongoing operating performance and trends, excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies.
EBITDA is calculated by excluding income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from our Consumer Products segment’s net income. Adjusted EBITDA further excludes: (1) stock-based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration charges that consist of transaction costs from acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business; (3) restructuring and related charges, which consist of project costs associated with restructuring initiatives; and (4) other adjustments. During the Fiscal 2017 Quarter, other adjustments consisted of costs associated with the exiting of a key executive, coupled with onboarding a key executive at Spectrum Brands.
Organic Net Sales — Consumer Products
Our Consumer Products segment results contain financial information regarding organic net sales, which is defined as net sales excluding the effect of changes in foreign currency exchange rates and/or impact from acquisitions (when applicable). We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating performance from our Consumer Products segment’s activities without the effect of changes in currency exchange rate and/or acquisitions. The Consumer Products segment uses organic net sales as one measure to monitor and evaluate their regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior period. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. Spectrum Brands excludes net sales from acquired businesses in the current period for which there are no comparable sales in the prior period.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results or the GAAP financial results of our Consumer Products segment. EBITDA and Adjusted EBITDA are measures that are not prescribed by U.S. GAAP. EBITDA and Adjusted EBITDA exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities. As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.

For further information contact:

HRG Group, Inc.
Investor Relations
Tel: 212.906.8555
Email: investorrelations@HRGgroup.com

Source: HRG Group, Inc.
(Tables Follow)

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2016	September 30, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$348.8	$497.3
Funds withheld receivables	1,609.0	1,650.4
Receivables, net	556.5	556.3
Inventories, net	779.7	740.6
Deferred tax assets	48.4	42.6
Property, plant and equipment, net	569.1	543.4
Goodwill	2,464.5	2,478.4
Intangibles, net	2,327.9	2,372.5
Other assets	157.2	172.6
Assets of business held for sale	26,801.6	26,738.7
Total assets	$35,662.7	$35,792.8

LIABILITIES AND EQUITY
Insurance reserves	$1,721.9	$1,751.3
Debt	5,459.0	5,430.9
Accounts payable and other current liabilities	900.4	989.8
Employee benefit obligations	111.7	125.4
Deferred tax liabilities	573.1	546.0
Other liabilities	26.7	32.0
Liabilities of business held for sale	25,200.5	25,100.2
Total liabilities	33,993.3	33,975.6

Commitments and contingencies

HRG Group, Inc. shareholders' equity:
Common stock	2.0	2.0
Additional paid-in capital	1,388.0	1,447.1
Accumulated deficit	(819.7)	(1,031.9)
Accumulated other comprehensive (loss) income	(22.2)	220.9
Total HRG Group, Inc. shareholders' equity	548.1	638.1
Noncontrolling interest	1,121.3	1,179.1
Total shareholders' equity	1,669.4	1,817.2
Total liabilities and equity	$35,662.7	$35,792.8

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended December 31,
	2016	2015
	(Unaudited)
Revenues:
Net consumer and other product sales	$1,211.8	$1,218.8
Net investment income	10.7	20.3
Net investment losses	(33.8)	(32.0)
Insurance and investment product fees and other	0.9	2.3
Total revenues	1,189.6	1,209.4
Operating costs and expenses:
Cost of consumer products and other goods sold	761.8	778.1
Benefits and other changes in policy reserves	(11.6)	0.8
Selling, acquisition, operating and general expenses	321.7	330.7
Total operating costs and expenses	1,071.9	1,109.6
Operating income	117.7	99.8
Interest expense	(91.7)	(95.2)
Other income (expense), net	1.4	(0.7)
Income from continuing operations before income taxes	27.4	3.9
Income tax expense (benefit)	25.4	(5.6)
Net income from continuing operations	2.0	9.5
Income (loss) from discontinued operations, net of tax	258.8	(2.5)
Net income	260.8	7.0
Less: Net income attributable to noncontrolling interest	48.6	40.9
Net income (loss) attributable to controlling interest	$212.2	$(33.9)

Amounts attributable to controlling interest:
Net loss from continuing operations	$(25.5)	$(21.8)
Net income (loss) from discontinued operations	237.7	(12.1)
Net income (loss) attributable to controlling interest	$212.2	$(33.9)

Net income (loss) per common share attributable to controlling interest:
Basic loss from continuing operations	$(0.13)	$(0.11)
Basic income (loss) from discontinued operations	1.19	(0.06)
Basic	$1.06	$(0.17)

Diluted loss from continuing operations	$(0.13)	$(0.11)
Diluted income (loss) from discontinued operations	1.19	(0.06)
Diluted	$1.06	$(0.17)

HRG GROUP, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Fiscal Quarter
	2017	2016
	(Unaudited)
Revenues:
Consumer Products	$1,211.8	$1,218.8
Insurance	(28.7)	(10.0)
Intersegment adjustments and eliminations	6.2	(5.4)
Consolidated segment revenues	1,189.3	1,203.4
Corporate and Other	0.3	6.0
Total revenues	$1,189.6	$1,209.4

Operating income:
Consumer Products	$151.0	$142.5
Insurance	(15.4)	—
Intersegment elimination	2.3	(19.0)
Total segment operating income	137.9	123.5
Corporate and Other	(20.2)	(23.7)
Consolidated operating income	117.7	99.8
Interest expense	(91.7)	(95.2)
Other income (expense), net	1.4	(0.7)
Income from continuing operations before income taxes	$27.4	$3.9

HRG GROUP, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ORGANIC NET SALES RECONCILIATIONS
(In millions)
Adjusted EBITDA — Consumer Products
The table below shows the adjustments made to the reported net income of the Consumer Products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter
Reconciliation to reported net income:	2017	2016
Reported net income - Consumer Products segment	$65.2	$73.7
Interest expense	55.8	58.4
Income tax expense	31.1	6.9
Depreciation of properties	22.4	23.0
Amortization of intangibles	23.6	23.6
EBITDA - Consumer Products segment	198.1	185.6
Stock-based compensation	8.8	10.1
Acquisition and integration related charges	4.1	9.9
Restructuring and related charges	3.2	1.2
Other	—	0.3
Adjusted EBITDA - Consumer Products segment	$214.2	$207.1
Organic Net Sales — Consumer Products
The tables below represent a reconciliation of reported net sales to organic net sales, by product line for the Fiscal 2017 Quarter , compared to net sales for the Fiscal 2016 Quarter (unaudited):

	Net Sales	Effect of Changes in Currency	Organic Net Sales	Net Sales Fiscal 2016 Quarter	$ Variance	% Variance
Hardware and home improvement products	$288.8	$0.2	$289.0	$282.7	$6.3	2.2%
Consumer batteries	260.5	4.5	265.0	252.6	12.4	4.9%
Global pet supplies	194.2	2.8	197.0	203.4	(6.4)	(3.1)%
Small appliances	186.4	7.5	193.9	189.9	4.0	2.1%
Personal care products	162.6	3.7	166.3	168.8	(2.5)	(1.5)%
Global auto care	69.5	0.1	69.6	73.7	(4.1)	(5.6)%
Home and garden control products	49.8	—	49.8	47.7	2.1	4.4%
Total	$1,211.8	$18.8	$1,230.6	$1,218.8	$11.8	1.0%